Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 33-50075 of Kansas Gas and Electric Company on Form S-3 of our report dated March 15, 2004, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the following changes in accounting principle: the Company changed its method of accounting for asset retirement obligations in 2003 and accounting for derivative contracts and hedging activities in 2001) appearing in this annual report on Form 10-K of Kansas Gas and Electric Company.

Deloitte & Touche LLP

Kansas City, Missouri

March 15, 2004